Exhibit 99.1

BIOHITECH GLOBAL, Inc.
80 Red Schoolhouse Road, Suite 101
Chestnut Ridge, NY 10977

BioHiTech Global Reports Full Year 2019 Results

Full year revenues increase by 25.6% to $4.2 million compared to $3.4 million in 2018

CHESTNUT RIDGE, NY – May 26, 2020 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (NASDAQ: BHTG), a technology and services company that provides cost-effective and sustainable waste management solutions, reported financial results for the full year ended December 31, 2019 on May 22, 2020.

Company Highlights

Commenced Operations at the Nation’s First HEBioT™ Resource Recovery Facility – The Company commenced operations at its Martinsburg, West Virginia HEBioT facility (the “Martinsburg Facility”) in April 2019. The 56,000-square foot Martinsburg Facility underwent an extensive commissioning process and ramp up throughout 2019. The Martinsburg Facility is capable of processing 110,000 tons of municipal solid waste annually utilizing a patented high efficiency mechanical and biological treatment process that produces an EPA recognized renewable solid recovered fuel (“SRF”). The SRF is currently being used as a partial replacement for coal by cement manufacturers and is being tested as feedstock for renewable thermoplastics. The Company expects the facility to reach planned capacity in 2020. The facility is completely enclosed and fully automated with no unprocessed waste being exposed to the outside environment and no workers in direct contact to the waste processing. During the year, the Martinsburg Facility helped several companies achieve Zero Waste goals by diverting their previously non-recyclable waste from landfills.

Raised $5.26 Million in Equity Capital to Further the Growth of Its Sustainable Disposal Solutions – In September 2019, the Company sold 1,877,666 shares of common stock through a registered direct offering in September at a fixed price of $1.80 per share for gross proceeds of $3,380,000.  The Company also raised $1,885,000 in an offering of units during the first and second quarter consisting of Series D Preferred Shares and warrants. The proceeds from the two transactions are being utilized to support the growth of the Company's proprietary technology solutions for sustainable waste management.

Completed the Sale of Its 2.2% Stake in Gold Medal Equity for $2.25 million and Increased Its Ownership Stake in the Martinsburg Facility to 51.7% – Completed the sale of its 2.2% equity interest back to Gold Medal Equity LLC ("Gold Medal") in July of 2019 to enable the Company to focus its financial resources on the rollout of its waste disposal technologies, including its HEBioT development rights.  The Company invested $2.1 million of the proceeds from that sale to increase its ownership interest in the Martinsburg Facility to approximately 89% at the subsidiary level and 53.2% at the corporate level.

Continued the Expansion of Its Food Waste Digester Business – The Company continued the deployment of its Revolution Series™ Digesters that cost-effectively and safely dispose of food waste on-site, eliminating many of the greenhouse gases associated with traditional disposal methods. In March, the Company entered into a distribution agreement with a leading nationwide provider of environmental and regulated waste management solutions and in April, the Company launched its new Sapling Digester that is capable of diverting up to 800 pounds of food waste from landfills per day or as much as 146 tons each year. Examples of the growing market penetration of this business include orders for a total of twelve digesters to four universities with a combined enrollment of more than 100,000 students, and orders for twenty digesters for delivery to several leading international hospitality companies.

Received a Purchase Contract for Its Revolution Series Digesters from Carnival Corp with a Potential Value of up to $14 Million – After an extensive evaluation conducted in the fourth quarter, the Company received a purchase contract from Carnival Corporation in January 2020, whereby Carnival can potentially acquire several hundred Revolution Series Digesters along with the Company’s patented data analytics platform for its fleet of ships. The digesters will help Carnival meet its sustainability goals while the data analytics platform will provide real-time supply chain transparency to help in Carnival's food waste reduction efforts. While the COVID 19 pandemic has delayed the deployment plan in the first quarter, the Company expects to begin delivery of its digesters in the second half of 2020 as restrictions on travel are eased.

“2019 was a year of significant progress for BioHiTech as we commenced operations at the Nation’s first HEBioT resource recovery facility in Martinsburg, West Virginia and made substantial inroads to drive growth in our digester business in the coming years," stated Frank E. Celli, CEO of BioHiTech Global. "The COVID-19 pandemic has affected most aspects of our lives in the past several months and our thoughts and prayers go out to everyone who has been affected by this virus. Our business and that of many of our customers have been impacted by the virus as well, including restaurant, food service and hospitality companies that have been temporarily closed or operating in a limited capacity over the past few months. Uncertainties created by this pandemic have delayed deployment of expected orders and slowed new business activity in our digester business in these sectors. Other sectors, including grocery, education, and healthcare have been more active. Recently, however, we have seen signs of an increase in overall business activity as customers are beginning to prepare for the reopening of the economy and a return to business. Based on our discussions with several key customers, we expect our digester business will begin to recover in the coming months and gain significant momentum in the back half of 2020 and into 2021. In the meantime, we have taken significant actions to reduce costs including workforce reductions, executive salary reductions and deferrals, and used stock-based compensation in lieu of cash for certain employees and vendors. We believe these measures, along with others, will help us navigate through this period of uncertainty and enable us to reaccelerate growth as the economy reopens and the pandemic subsides.”

Mr. Celli continued, “We are excited about the significant progress we have made in our HEBioT resource recovery business, especially with the launch of our Martinsburg Facility. As waste collection services have been classified by the government as an essential service, the Martinsburg Facility has continued to ramp up operations thus far in 2020. Bringing a new technology to the United States is a difficult undertaking, but we have now proved it can be done and we are confident that as we build a roadmap to grow this business for the future, we will be smarter, faster and more efficient in doing so. While the pandemic has slowed the State approval process for our proposed facility location in New York State, we remain confident that we will receive the necessary permitting to break ground this year. We expect to move forward with additional opportunities in 2020 and the years to come that will create a path for sustainable future growth. We also expect to add additional technology solutions for our current and future customers to help them meet the new business challenges resulting from this pandemic in ways that make sense for the environment. We believe this will enable our company to continue to grow revenue in 2020 and build lasting value for our shareholders.”

Financial Highlights for the Full Year 2019

Revenues: Total revenue in 2019 was $4.2 million, an increase of 25.6% from $3.4 million in 2018. Recurring revenue derived from rental, service and maintenance increased 8.1% to $1,947,000 compared to $1,801,000 in 2018 with rental revenue increasing by $309,000 or 26.3%. The increase in rental revenue was partially offset by a decrease in service and maintenance revenue largely due to the efficiency of its Revolution Series Digesters requiring less onsite servicing. The product contribution from rental, service and maintenance increased by $245,000 or 26.7% in 2019 as a result of increased revenue and margin rates rising to 59.7% in 2019 compared to 50.9% in 2018. The Company recorded $187,000 in digester equipment revenue in 2019 compared to $548,000 in 2018 resulting from our strategic decision to not aggressively market direct sales of digesters to smaller deployment customers. The product contribution from equipment sales decreased by $71,000 (49.2%) as a result of decreased sales offset by improved margins of 39.5% and 26.5% in 2019 and 2018, respectively. Equipment sales revenue is expected to increase significantly in 2020 as a result of the January 2020 purchase contract. The Company recorded $1,111,000 in revenue from its Martinsburg facility which commenced operations in the second quarter of 2019, Management advisory services revenue of $975,000 in 2019 was fairly consistent with 2018.

Operating Expenses: Operating expenses in 2019 increased by 38.3% to $11,755,000 compared to $8,497,000 in 2018. The increase in expenses was mainly a result of $4,264,000 in HEBioT related expenses. Comparable operating expenses related to the Company’s digester and management advisory businesses decreased by 11.2% to $7,491,000. The decrease in comparable expenses was mainly a result of an 8.7% or $580,000 decline in selling, general and administrative expenses, mainly due to a reduction of $784,000 or 20.7% in personnel compensation, a $317,000 decrease in sales and marketing expenses, and a $108,000 decrease in professional fees, partially offset by a one-time impairment expense of $347,000 and a $270,000 increase stock-based compensation. Expenses related to digester sales decreased by $290,000 resulting from reduced marketing activity, and rental, service and maintenance expenses decreased by $100,000 reflecting improved economies of scale resulting from the increase in the number of units under rental and lower recurring maintenance costs associated with the Revolution Series Digesters.

Loss from Operations: The Company recorded an operating loss of $(7,535,000) in 2019 compared to an operating loss of $(5,137,000) in 2018. The Company recorded a net loss attributable to parent of $(7,623,000) in 2019 compared to ($14,670,000) in 2018. Net loss per share in 2019 was $(0.56) on 15.7 million weighted average shares outstanding compared to a net loss of $(1.11) per share on 13.6 million weighted average shares outstanding.

Select Balance Sheet Items: The Company had unrestricted cash of $1,848,000 with shareholder equity of $7.4 million as of December 31, 2019 compared to unrestricted cash of $2,411,000 and shareholder equity of $10.0 million as of December 31, 2018

“We made significant progress in our efforts to better align our cash expenditures and costs with revenue,” said Brian C. Essman, CFO of BioHiTech Global. “We also achieved significant improvement in margins from our digester business through improvements in the reliability of our Revolution Series Digesters. While the commissioning process at our Martinsburg Facility was lengthier than expected, the operations continue to progress towards planned capacity thus far in 2020 and we are confident that this business will drive significant revenue growth in 2020 and beyond. As the COVID 19 pandemic has brought about new challenges and uncertainties to our business, we have taken measures to further reduce costs during this business interruption. We are optimistic regarding the recent uptick in business activity in our digester business as businesses prepare to reopen and look forward to capitalizing on our pipeline of business in the coming quarters and years.”

About BioHiTech Global

BioHiTech Global, Inc. (NASDAQ: BHTG), is changing the way we think about managing waste.  Our cost-effective technology solutions include the patented processing of municipal solid waste into a valuable renewable fuel, biological disposal of food waste on-site, and proprietary real-time data analytics tools to reduce food waste generation. Our unique solutions enable businesses and municipalities of all sizes to lower disposal costs while having a positive impact on the environment.  When used individually or in combination, our solutions lower the carbon footprint associated with waste transportation and can reduce or virtually eliminate landfill usage. For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Without limiting the foregoing, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These statements are also based on many assumptions and estimates and are not guarantees of future performance. These statements are estimates, based on information available to management as of the date of this release, and are subject to further changes. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future in these forward-looking statements, even if new information becomes available in the future. Further, the Company has only recently begun operations at its HEBioT Facility and there can be no assurance that the Company will be able to meet the projections contained in this release. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Richard Galterio

Executive Vice President

Direct: 845.367.0603

rgalterio@biohitech.com

www.biohitech.com

BioHiTech Global, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2019	2018
Revenue
Rental, service and maintenance	$1,946,597	$1,801,435
Equipment sales	186,780	547,737
HEBioT (related entity)	1,111,071	-
Management advisory and other fees (related entity)	975,000	1,010,152
Total revenue	4,219,448	3,359,324
Operating expenses
HEBioT processing (related entity)	2,064,139	-
Rental, service and maintenance	784,291	884,342
Equipment sales	113,063	402,621
Selling, general and administrative	7,063,691	6,741,561
Depreciation and amortization	1,729,478	468,227
Total operating expenses	11,754,662	8,496,751
Loss from operations	(7,535,214)	(5,137,427)
Other (income) expenses
Gain on sale of affiliate investment	(562,617)	-
Equity loss in affiliate	-	601,927
Interest income	(69,930)	-
Interest expense	3,377,394	2,582,896
Expense incurred in warrant valuation and conversions	-	6,424,970
Total other (income) expenses	2,744,847	9,609,793
Net loss	(10,280,061)	(14,747,220)
Net loss attributable to non-controlling interests	(2,657,113)	(76,890)
Net loss attributable to Parent	(7,622,948)	(14,670,330)
Other comprehensive income (loss)
Foreign currency translation adjustment	(48,159)	43,611
Comprehensive loss	$(7,671,107)	$(14,626,719)

Net loss attributable to Parent	$(7,622,948)	$(14,670,330)
Preferred stock dividends	(721,987)	(492,639)
Deemed dividend on down round feature	(405,324)	-
Net loss attributable to common shareholders	(8,750,259)	(15,162,969)
Net loss per common share - basic and diluted	$(0.56)	$(1.11)
Weighted average number of common shares outstanding - basic and diluted	15,668,679	13,616,268

BioHiTech Global, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Current Assets
Cash	$1,847,526	$2,410,709
Restricted cash	1,133,581	4,195,148
Accounts receivable, net (related entity $1,370,867 and $168,588 as of December 31, 2019 and 2018, respectively)	2,155,921	403,298
Inventory	467,784	499,848
Prepaid expenses and other current assets	126,357	66,425
Total Current Assets	5,731,169	7,575,428
Restricted cash	2,555,845	2,520,523
Equipment on operating leases, net	1,724,998	1,748,887
HEBioT facility, equipment, fixtures and vehicles, net	37,421,333	49,028
HEBioT facility under construction, net	-	33,104,007
Operating lease right of use assets	945,047	-
Investment in unconsolidated affiliates	-	1,687,383
MBT facility development and license costs	8,049,929	8,475,408
Goodwill	58,000	58,000
Other assets	53,726	97,433
Total Assets	$56,540,047	$55,316,097

Continued on following page.

BioHiTech Global, Inc. and Subsidiaries

Consolidated Balance Sheets, continued:

	December 31,
	2019	2018
Liabilities and Stockholders' Equity
Current Liabilities:
Line of credit, net of financing costs of $20,152 and $30,670 as of December 31, 2019 and 2018, respectively	$1,479,848	$1,469,330
Advance from related party	210,000	-
Accounts payable (related entity $2,531,034 and $160,761 as of December 31, 2019 and 2018, respectively)	4,688,339	1,310,998
Accrued interest payable	1,148,570	959,927
Accrued expenses and liabilities	1,926,965	3,354,124
Deferred revenue	89,736	98,596
Customer deposits	44,792	7,683
Note payable	100,000	-
Current portion of WV EDA Senior Secured Bonds payable	1,390,000	-
Current portion of long term debt	4,605	9,165
Total Current Liabilities	11,082,855	7,209,823
Note payable	-	100,000
Junior note due to related party, net of unamortized discounts of $95,043 and $118,266 as of December 31, 2019 and 2018, respectively	949,434	926,211
Accrued interest (related party)	1,510,193	1,305,251
WV EDA Senior Secured Bonds payable, net of financing costs of $1,792,574 and $1,914,098 as of December 31, 2019 and 2018, respectively	29,817,426	31,085,902
Senior Secured Note, net of financing costs of $113,268 and $160,017 and unamortized discounts of $726,242 and $988,678, as of December 31, 2019 and 2018, respectively	4,160,490	3,851,305
Non-current lease liabilities	915,170	-
Long-term debt, net of current portion	8,201	12,806
Total Liabilities	48,443,769	44,491,298
Series A redeemable convertible preferred stock, 333,401 shares designated and issued, and 145,312 and 163,312 outstanding as of December 31, 2019 and 2018, respectively, net of current portion	726,553	816,553
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 3,179,120 and 3,159,120 designated as of December 31, 2019 and 2018, 1,922,603 issued and 856,181 outstanding as of December 31, 2019 and 1,922,603 issued and 1,155,331 outstanding as of December 31, 2018:
Series B Convertible preferred stock, 1,111,200 shares designated: 428,333 shares issued, no shares outstanding as of December 31, 2019 and 2018	-	-
Series C Convertible preferred stock, 1,000,000 shares designated, 427,500 shares issued and outstanding as of December 31, 2019 and 2018	3,050,142	3,050,142
Series D Convertible preferred stock, 20,000 shares designated: 18,850 shares issued and outstanding as of December 31, 2019 and no shares issued and outstanding as of December 31, 2018	1,505,262	-
Series E Convertible preferred stock, 714,519 shares designated: 714,519 shares issued, 264,519 and 564,519 outstanding as of December 31, 2019 and 2018, respectively	698,330	1,490,330
Common stock, $0.0001 par value, 50,000,000 shares authorized, 17,300,899 and 14,802,956 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1,730	1,480
Additional paid in capital	49,597,059	43,452,963
Accumulated deficit	(52,785,242)	(44,594,385)
Accumulated other comprehensive income (loss)	(43,138)	5,021
Stockholders’ equity attributable to Parent	2,024,143	3,405,551
Stockholders’ equity attributable to non-controlling interests	5,345,582	6,602,695
Total Stockholders’ Equity	7,369,725	10,008,246
Total Liabilities and Stockholders’ Equity	$56,540,047	$55,316,097

BioHiTech Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Cash flows used in operating activities:
Net loss	$(10,280,061)	$(14,747,220)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,729,478	468,228
Provision for bad debts	89,897	25,477
Share based employee compensation	1,099,567	836,372
Fees paid in stock and warrants	-	45,461
Interest resulting from amortization of financing costs and discounts	522,101	1,497,875
Gain on sale of affiliate investment	(562,617)	-
Equity loss in affiliate	-	601,927
Interest resulting from warrants valued upon conversion of host debt instruments	-	6,424,970
Warrants modification	49,160	-
Loss resulting from abandonment of MBT site	346,654	-
Changes in operating assets and liabilities	(128,779)	(1,197,234)
Net cash used in operating activities	(7,134,600)	(6,044,144)

Cash flows used in investing activities:
Construction in-progress and purchases of equipment, fixtures and vehicles	(5,111,209)	(329,575)
Cash acquired from control acquisition of Entsorga West Virginia, LLC	-	6,773,384
Proceeds from sale of investment in affiliate	2,250,000	-
MBT facility development costs incurred	(84,176)	(361,641)
MBT facility development costs refunded	66,000	-
Net cash provided by (used in) investing activities	(2,879,385)	6,082,168

Cash flows from financing activities:
Proceeds from common stock issuance, net of offering costs	3,035,557	-
Proceeds from issuance of senior secured credit facility and common stock	-	5,000,000
Repayment of line of credit facility	-	(2,463,736)
Proceeds from new line of credit facility	-	1,500,000
Exercise of employee stock options	-	61,977
Proceeds from the sale of Series D convertible preferred stock units	1,772,500	-
Payment of financing costs	(62,151)	(246,131)
Repayments of long-term debt	(9,165)	(8,875)
Proceeds from issuance of preferred stock and warrants	-	1,125,000
Investment in subsidiary by non-controlling interest	1,400,000	3,500,000
Redemption of Series A preferred stock	-	(317,000)
Advance from related party, net	210,000	-
Net cash provided by financing activities	6,346,741	8,151,235
Effect of exchange rate on cash	77,816	36,009
Net change in cash (restricted and unrestricted)	(3,589,428)	8,225,268
Cash - beginning of period (restricted and unrestricted)	9,126,380	901,112
Cash - end of period (restricted and unrestricted)	$5,536,952	$9,126,380